Exhibit 3.49

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is

WORLDPAC Puerto Rico, LLC

Second: The address of its registered office in the State of Delaware is                          2711 Centerville Road in the city of Wilmington Zipcode 19808. The name of its Registered agent at such address is Corporation Service Company.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 14 day of December, 2009.

By:	/s/ James S. Felman
Name:	James S. Felman
Title:	Authorized Person(s)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of Delaware, hereby certified and follows:

1.	The name of the limited liability company is WORLDPAC PUERTO RICO, LLC.

2.

The Registered Office of the corporation in the State of Delaware is changed to 160 Greentree Drive, Suite 101 (street), in the City of Dover, County of Kent, Zip Code 19904. The name of the Registered Agent at such address upon whom process against this Corporation may be served is National Registered Agents, Inc.

By:	/s/ Todd Svoboda
Name:	Todd Svoboda
Title:	Authorized Person